EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

LIFEMD, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, par value $0.01 per share	Rule 457(h)	3,000,000	(1)	$6.85	(2)	$20,550,000	(2)	$0.00014760	$3,033.18
Total Offering Amounts							$20,550,000			$3,033.18
Total Fee Offsets(3)										$0.00
Net Fee Due										$3,033.18

(1)	This Registration Statement covers the issuance of 3,000,000 shares of Common Stock issuable pursuant to the LifeMD, Inc. Third Amended and Restated 2020 Equity and Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value of $0.01 per share (the “Common Stock”), of LifeMD, Inc. (the “Company”) that become issuable by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Company’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance pursuant to the Plan are based on $6.85 per share, the average of the high and the low price of the Common Stock as reported on the Nasdaq Global Market on June 27, 2024.

(3)	The Registrant does not have any fee offsets.